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                                                                     EXHIBIT 99




                          REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS
AND SHAREHOLDERS OF
CONCORD HOLDING CORPORATION


In our opinion, the consolidated balance sheet and the related consolidated statements of income, changes in shareholders' equity and cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Concord Holding Corporation and its subsidiaries at March 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP
New York, New York
April 29, 1994